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                                  Exhibit 23
                       Consent of KPMG Peat Marwick LLP
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The Board of Directors
Mudwest Bancshares, Inc.:


We consented to incorporation by reference in the Registration Statement on Form S-8 of Midwest Bancshares, Inc, of our report dated January 9, 1998, relating to the consolidated balance sheets of Midwest Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income. changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Midwest Bancshare, Inc.


                                                         KPMG Peat Marwick LLP

Des Moines, Iowa
March 11, 1998